Exhibit 12.1


Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions of dollars, except ratios)

The following table sets forth the ratio of earnings to fixed charges for Marsh & McLennan. For the year ended December 31, 1997 income before taxes included special charges totaling $297 million. Excluding those charges, the ratio of earnings to fixed charges would have been 5.9.

                                        Nine Months
                                           Ended
                                       September 30,                 Years Ended December 31,
                                     ------------------   ----------------------------------------------
                                       1998      1997        1997      1996     1995     1994     1993
                                     --------- --------   --------- --------- -------- -------- --------
Earnings

Income before income taxes            $1,008     $728        $662      $668     $650     $632     $559

Interest expense                          94       77         106        62       63       51       46

Portion of rents representative
of the interest factors                   71       64          88        72       73       69       66

Amortization of capitalized
interest                                   1        1           1         1        1        1        1
                                    --------   ------     -------    ------   ------   ------   ------
                                       1,174      870         857       803      787      753      672
                                    ========   ======     =======    ======   ======   ======   ======
Fixed Charges

Interest expense                          94       77         106        62       63       51       46

Portion of rents representative
of the interest factors                   71       64          88        72       73       69       66
                                      ------    -----       -----     -----    -----    -----    -----
                                         165      141         194       134      136      120      112
                                      ======    =====       =====     =====    =====    =====    =====

Ratio of Earnings to Fixed Charges       7.1      6.2         4.4       6.0      5.8      6.3      6.0
